Exhibit 99.1

Report to Stockholders for the Quarter Ended September 30, 2007

Dear Stockholders,

Your Company reported net income for the third quarter of 2007 of $5.3 million, or basic net income per share of $.58, compared to net income for the third quarter of 2006 of $4.9 million, or basic net income per share of $.54. Net income for the first nine months of 2007 was $21.6 million, or basic net income per share of $2.37, compared to $14.6 million, or basic net income per share of $1.61, for the same period in 2006. Our results in the third quarter and first nine months of 2007 included the after-tax impact of restructuring costs of $0.1 million, or basic net income per share of $.01, and $1.6 million, or basic net income per share of $.18, respectively, related to our simplification of the Company’s operating management structure and reduction in workforce to improve operating efficiencies across the Company’s business. This restructuring was announced in the first quarter of this year.

Net sales decreased $3.3 million, or .9%, in the third quarter of 2007 compared to the third quarter of 2006. Net sales increased $4.9 million, or .5%, in the first nine months of 2007 compared to the first nine months of 2006. The decrease in revenue for the third quarter was primarily due to a decrease in sales to other Coca-Cola bottlers offset somewhat by an increase in selling prices. The increase in revenue for the first nine months of 2007 was primarily due to increases in selling prices offset by a decrease in sales to other Coca-Cola bottlers. Bottle/can volume was relatively flat in both the third quarter and the first nine months of 2007 compared to the same periods in 2006 due to a decrease in sales of sparkling beverages, excluding energy drinks, offset by increases in the sales of still beverages, primarily tea products.

Gross margin decreased $2.2 million, or 1.4%, in the third quarter of 2007 compared to the third quarter of 2006. Gross margin increased $4.9 million, or 1.0%, in the first nine months of 2007 compared to the same period in 2006. The decrease in gross margin dollars in the third quarter was primarily attributable to an increase in the costs of raw materials that was offset by higher selling prices, additional marketing funding from The Coca-Cola Company and reduced manufacturing overhead costs. The increase in gross margin dollars in the first nine months was primarily attributable to higher selling prices, additional marketing funding from The Coca-Cola Company and reduced manufacturing overhead costs offset by an increase in the costs of raw materials.

Selling, delivery and administrative (“S,D&A”) expenses decreased $.6 million, or .4%, and $3.1 million, or .8%, in the third quarter and first nine months of 2007, respectively, compared to the same periods in 2006. During the third quarter and first nine months of 2007, the Company recorded restructuring costs of $.2 million and $2.6 million, respectively. Excluding these pre-tax restructuring costs, S,D&A expenses decreased $.8 million in the third quarter of 2007 and $5.7 million in the first nine months of 2007. The Company’s focus on resource efficiency is evidenced by these favorable trends in S,D&A expenses.

During the third quarter of 2007, operating income was $20.2 million, a decrease of $1.6 million or 7.3%, compared to $21.8 million during the third quarter of 2006. Operating income in the first nine months of 2007 was $73.3 million, an increase of $8.1 million or 12.4%, from $65.2 million during the first nine months of 2006. During the third quarter of 2007, the decrease in gross margin exceeded the favorable decrease in S,D&A expenses. The increase in operating income during the first nine months of 2007 was due to the combination of increased gross margin and the favorable decrease in S,D&A expenses.

The Company expanded its product offerings in the energy drink category during the third quarter of 2007 with the addition of NOS® products from Fuze, a subsidiary of The Coca-Cola Company. The Company’s product innovation during the third quarter of 2007 also included juice products from Fuze, V8 juice products from Campbell’s and Country Breeze tea products. The Company plans to add glaceau’s vitaminwater products during the fourth quarter of 2007. The Company is focused on continuing to drive operating results with the combination of resource efficiency and the addition of new products to improve our competitive position in the marketplace.

J. Frank Harrison, III	William B. Elmore
Chairman and Chief Executive Officer	President and Chief Operating Officer

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
In Thousands

	Sept. 30,	Dec. 31,	Oct. 1,
	2007	2006	2006

Assets
Current Assets:
Cash and cash equivalents	$88,400	$61,823	$57,420
Trade accounts receivable, net	96,914	91,299	90,749
Accounts receivable, other	29,896	13,480	17,053
Inventories	62,822	67,055	56,799
Prepaids and other current assets	16,000	13,485	14,627

Total current assets	294,032	247,142	236,648

Property, plant and equipment, net	359,391	384,464	389,856
Leased property under capital leases, net	71,896	69,851	70,681
Other assets	34,670	35,542	36,791
Franchise rights, net	520,672	520,672	520,672
Goodwill, net	102,049	102,049	102,049
Other identifiable intangible assets, net	4,413	4,747	4,871

Total	$1,387,123	$1,364,467	$1,361,568

Liabilities and Stockholders’ Equity
Current Liabilities:
Current portion of debt	$100,000	$100,000	$—
Current portion of obligations under capital leases	2,559	2,435	1,583
Accounts payable and accrued expenses	149,746	146,507	150,262

Total current liabilities	252,305	248,942	151,845

Deferred income taxes	152,392	162,694	158,529
Pension, postretirement and other liabilities	154,239	146,355	155,554
Obligations under capital leases	78,280	75,071	76,328
Long-term debt	591,450	591,450	691,450

Total liabilities	1,228,666	1,224,512	1,233,706
Minority interest	47,963	46,002	45,330
Stockholders’ equity	110,494	93,953	82,532

Total	$1,387,123	$1,364,467	$1,361,568

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2007	2006	2007	2006

Net sales	$367,360	$370,626	$1,095,359	$1,090,429
Cost of sales	212,148	213,237	619,366	619,325

Gross margin	155,212	157,389	475,993	471,104
Selling, delivery and administrative expenses	134,861	135,421	402,376	405,459
Amortization of intangibles	111	136	334	426

Income from operations	20,240	21,832	73,283	65,219
Interest expense	12,135	12,745	36,647	37,808
Minority interest	110	841	1,960	2,546

Income before income taxes	7,995	8,246	34,676	24,865
Income taxes	2,722	3,305	13,061	10,222

Net income	$5,273	$4,941	$21,615	$14,643

Basic net income per share:
Common Stock	$.58	$.54	$2.37	$1.61

Weighted average number of Common Stock shares outstanding	6,644	6,643	6,644	6,643

Class B Common Stock	$.58	$.54	$2.37	$1.61

Weighted average number of Class B Common Stock shares outstanding	2,480	2,460	2,480	2,460

Diluted net income per share:
Common Stock	$.58	$.54	$2.36	$1.61

Weighted average number of Common Stock shares outstanding — assuming dilution	9,144	9,123	9,140	9,120

Class B Common Stock	$.58	$.54	$2.36	$1.60

Weighted average number of Class B Common Stock shares outstanding — assuming dilution	2,500	2,480	2,496	2,476

Cash dividends per share:
Common Stock	$.25	$.25	$.75	$.75
Class B Common Stock	$.25	$.25	$.75	$.75

CORPORATE INFORMATION

Transfer Agent and Dividend Disbursing Agent

The Company’s transfer agent is responsible for stockholder records, issuance of stock certificates and distribution of dividend payments and IRS Form 1099s. The transfer agent also administers plans for dividend reinvestment and direct deposit. Stockholder requests and inquiries concerning these matters are most efficiently answered by corresponding directly with American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038. Communication may also be made by telephone toll-free (800) 937-5449 or via the internet at www.amstock.com.

Stock Listing

Coca-Cola Bottling Co. Consolidated is listed on The NASDAQ Stock Market (Global Market) under the ticker symbol COKE.

Company Website

www.cokeconsolidated.com

Corporate Office

Our corporate office is located at 4100 Coca-Cola Plaza, Charlotte, NC 28211. Our mailing address is Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231.

Periodic Reports and Code of Ethics for Senior Financial Officers

Copies of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to the United States Securities and Exchange Commission and its Code of Ethics for Senior Financial Officers are available without charge upon written request to Steven D. Westphal, Senior Vice President and Chief Financial Officer, Coca-Cola Bottling Co. Consolidated, P.O. Box 31487, Charlotte, NC 28231. This information may also be obtained from the Company’s website noted above.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Included in this Report to Stockholders and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements about the Company’s focus on driving its results through the combined efforts of resource efficiency and the introduction of new products, such as vitaminwater.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in public and consumer preferences related to nonalcoholic beverages; our inability to meet requirements under bottling contracts; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident costs; sustained increases in the cost of employee benefits; changes in interest rates; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; additional taxes resulting from tax audits; natural disasters and unfavorable weather; issues surrounding labor relations; our use of estimates and assumptions; our ability to declare dividends on our Common Stock without declaring equal or any dividends on our Class B Common Stock; public policy challenges regarding the sale of soft drinks in schools; and the concentration of our capital stock ownership. The forward-looking statements in this Report to Stockholders should be read in conjunction with the more detailed descriptions of the above factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 under Part I, Item 1A “Risk Factors.” The Company undertakes no obligation to update or revise any forward-looking statements contained in this Report to Stockholders as a result of new information or future events or developments.